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EXHIBIT 99B.4
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SELECTED CONSOLIDATED DATA (UNAUDITED)                      U S WEST, Inc.
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                                                Nine Months Ended
Dollars in millions,                              September 30,      %
except per share amounts                          1994     1993    Change
- - ----------------------------------------------------------------- --------
U S WEST, Inc. SELECTED STATISTICS

EBITDA (Note 1)                                  $3,443   $3,165      8.8
EBITDA margin                                      42.4%    41.5%      -
Capital expenditures                             $1,958   $1,561     25.4
Return on common equity (Note 2)                   21.0%     -         -
Debt-to-capital ratio (Note 3)                     51.9%    55.1%#     -
Dividends per common share                       $1.605   $1.605       -
Average common shares outstanding (thousands)   451,037  416,052      8.4
Common shares outstanding (thousands)           455,622  417,634      9.1
Employees (Note 4)                               61,167   61,704     (0.9)

TELEPHONE COMPANY STATISTICS

 Access lines (thousands):
  Business                                        4,019    3,857      4.2
  Consumer                                       10,156    9,838      3.2
     Total access lines (Note 5)                 14,175   13,695      3.5

 Billed access minutes of use (millions):
  Interstate                                     32,437   30,102      7.8
  Intrastate                                      6,282    5,551     13.2
     Total access minutes of use                 38,719   35,653      8.6

 EBITDA (Note 1)                                 $3,028   $2,804      8.0
 EBITDA margin                                     45.0%    43.5%      -
 Debt-to-capital ratio                             61.2%    63.0%#     -
 Capital expenditures                            $1,742   $1,402     24.3
 Employees                                       48,315   50,339     (4.0)

CELLULAR DATA

 Service revenue                                 $454.0   $318.6     42.5
 Equipment revenue                                $80.8    $39.5       -

 Cellular service operating cash flow (EBITDA)   $138.9    $84.8     63.8
 Cellular service operating cash flow margin       30.6%    26.6%      -

 Subscribers                                    821,000  517,000     58.8
 Proportionate Subscribers (Note 6)             694,000  440,000     57.7
 Total adjusted POPs (millions)                    18.0     17.6      2.3
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[FN]
# As of December 31, 1993.
Note 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA excludes restructuring charges of $1,000 and $880 for U S WEST, Inc. and the telephone company, respectively.
Note 2: 1993 ratio excluding one-time items is 14.0%.
Note 3: 1994 ratio excludes preferred stock. 1994 and 1993 ratios including discontinued operations are 56.1% and 59.7%, respectively.
Note 4: 1994 includes 797 additional employees due to the U.K. Thomson Directories acquisition and 360 fewer employees due to Paging sale.
Note 5: Access line growth, excluding 1994 rural exchange sales of 38,000 lines, was 3.8%.
Note 6: Proportionate subscribers represent the Company's proportionate ownership interest in its cellular operations.